EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT AND ATTACHED EXHIBITS (hereinafter, the “Agreement”) is between KINGFISH HOLDING CORPORATION, a Delaware corporation (the “Company”) and Lisa Matthews (“Executive”) (the Company and Executive individually referred to herein as a “Party” and collectively as the “Parties”). This Agreement will be effective on 07/15/2026 (the “Effective Date”).

1. Definitions. In addition to other terms defined elsewhere in this Agreement, the definitions set forth in Exhibit A shall also control this Agreement.

2. Employment.

2.1 Chief Operating Officer. The Company shall employ Executive as its Chief Operating Officer, and Executive hereby accepts such employment on the terms and conditions set forth herein. The Executive shall report to the Chief Executive Officer (“CEO”).

2.2 Employment Term. Executive’s employment with the Company will be for an initial one-year term commencing as of the Effective Date (“Initial Term”). On the expiration of the Initial Term, and on each one-year anniversary thereafter (“Renewal Date”), the term of this Agreement shall be automatically extended for successive one-year periods (“Successive One Year Term”); provided, however, that either Party may elect not to extend this Agreement by giving written notice to the other Party at least 90 days prior to the applicable Renewal Date (“Notice of Non-Renewal”). Notwithstanding the foregoing, Executive’s employment during the Initial Term and any Successive One Year Term may be terminated earlier in accordance with Section 6 of this Agreement. The period of time between the Effective Date and the end of Executive’s employment shall be referred to as the “Employment Term.”

3. Duties.

3.1 Full-Time Responsibilities. Executive shall have the duties and responsibilities set forth in Exhibit B to this Agreement, and incorporated herein by reference, together with such duties and responsibilities with respect to the Company as may be determined from time to time and assigned to Executive by the CEO, in the CEO’s complete discretion, which duties and responsibilities shall be consistent with Executive’s position. Executive shall work for the Company in a full-time capacity, and will use her best efforts to perform faithfully and efficiently the Chief Operating Officer responsibilities in a diligent, trustworthy and businesslike manner so as to advance the interest of the Company.

3.2 Compliance Obligations. Executive agrees to comply strictly with all applicable laws, and with all manuals, policies, written supervisory procedures, compliance procedures, rules, standards and instructions of the Company and its affiliates as the case may be, and as may be in effect from time to time (“Company Policy”). Executive understands that failure to comply with applicable laws and Company Policy may result in proceedings by governmental authorities, other regulatory bodies, and private parties, which could have a significant adverse effect on Executive and the Company.

3.3 No Conflicting Obligations. Executive will not engage in any other business, profession or occupation, for compensation or otherwise, that would conflict or interfere in any way with the performance of such services, either directly or indirectly, without the prior written consent of the CEO. Notwithstanding the forgoing, it is understood that the Executive is currently engaged in at least two (2) other businesses that the Company has deemed do not to conflict with the operations of the Company, in which the Executive may still participate during the term of this Agreement.

3.4 Place of Performance. The principal place of Executive’s employment shall the Company’s principal office currently located at 3324 63rd St. W, Bradenton, Florida; provided that Executive may be required to travel on Company business during the Employment Term.

4. Compensation and Benefits.

4.1 Annual Base Salary. The Company shall pay the Executive a gross annual salary of $75,000.00 (“Base Salary”), less all federal, state, local and other taxes and withholdings (including payroll taxes), and any other deductions as may be required to be made pursuant to law, regulation, or government order, or by agreement with Executive. The Executive’s salary shall be paid in installments in accordance with the general payroll practices of the Company, but no less frequently than monthly. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board of Directors, which may, but shall not be required to, increase the Base Salary during the Employment Term. However, Executive’s Base Salary may not be decreased during the Employment Term without Executive’s consent other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. The Base Salary for any partial year during the Employment Term will be pro-rated based upon the actual number of days Executive was employed by the Company during such year.

4.2 Stock Based Incentive Plan Bonus. Executive shall be eligible to receive, as additional compensation, an award of Company stock (“Stock Bonus”) if Executive achieves the target metrics and criteria set forth in Exhibit C to this Agreement, and subject to the terms and conditions contained herein and in Exhibit C.

4.3 Paid Time Off. During the Employment Term, Executive shall be entitled to three (3) weeks paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, and additional paid days off for Company-observed holidays. Company-observed holidays consist of New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, and Christmas Day. Executive shall receive other paid time off in accordance with the Company’s policies for similarly situated Executives of the Company as such policies may exist from time to time and as required by applicable law. Any unused hours of such paid time off may not be carried over to the succeeding calendar year.

4.4 Benefit Plans and Perquisites. Executive shall be eligible to participate in Company benefit plans, practices, programs, and perquisites, consistent with those provided to similarly situated senior management Executives or for the Executives of the Company, subject to all of the respective plan eligibility requirements and terms and conditions. Executive understands that nothing in this Agreement obligates or requires the Company to offer any such benefits, plans, or programs or prevents the Company from terminating or modifying any benefit, plan, or program that it may from time to time offer, and the Company reserves the right, in the Company’s sole discretion, to amend, modify, or terminate any such benefit, plan, or program.

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4.5 Business Expenses. Upon the submission of proper substantiation by Executive, and in accordance with the Company’s expense reimbursement policies and procedures as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses actually paid or incurred by Executive during the Employment Term in connection with the performance of Executive’s duties hereunder.

4.6 Company Provided Equipment. Executive has been provided a Company issued cell phone, and the Company has agreed to lease a truck for Executive’s use to aid in carrying out her duties and responsibilities under this Agreement. Executive shall maintain a valid driver’s license, and is responsible for using the leased truck in a safe, lawful and reasonable manner. Only Executive or other Company authorized employees are permitted to drive the leased truck. The Company reserves the right to evaluate Executive’s driving record and may revoke driving privileges as it deems necessary. The Company will reimburse Executive’s expenses for fuel costs, parking fees, tolls, and necessary maintenance expenses associated with Executive’s use of the leased truck for Company business. Executive will be solely responsible for all income taxes associated with the Company’s provision of the leased truck for Executive’s use under this Agreement, if any.

5. Executive’s Confidentiality Commitments. In consideration of continued employment by the Company, Executive agrees to hold in strict confidence and not divulge to others nor make use thereof, except for purposes of the Company, both during and after Executive’s employment with the Company, any and all Confidential Information, as defined in Exhibit A, or other confidential information the Executive obtains in this course of her employment with the Company. All papers, files, letters, books, memos, reports, sketches, drawings, computer codes, programs, software, algorithms or other written or electronic material containing such information, that come into Executive’s custody or possession, shall be and are the exclusive property of the Company, to be used by Executive only in the performance of Company duties, and, upon termination of Company employment, Employee will deliver to the Company all such records and copies, in whatever form, in Executive’s custody or possession.

6. Termination. Except as otherwise expressly provided in this Section 6, the Company’s obligations under this Agreement will terminate upon the Executive’s termination of employment for any reason. The “Termination Date” means the date the Agreement is non-renewed, the date of Executive’s death or termination for disability, the effective date of the Executive’s resignation from the Company, or the date the Company terminates Executive’s employment under this Agreement, regardless of the reason.

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6.1 Termination by the Company For Cause, or by the Executive Without Good Reason.

(a) Executive’s employment hereunder may be terminated by the Company for Cause, or by Executive without Good Reason (as “Cause” and “Good Reason” are defined in Exhibit A), and in any such case, Executive shall only be entitled to receive the following amounts (collectively, the “Accrued Amounts”):

(i) any accrued but unpaid Base Salary and any unused vacation days (excluding Company observed holidays), in accordance with applicable Company policies, which shall be paid on the pay date immediately following the Termination Date in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination, which shall be subject to and paid in accordance with Section 4.5; and

(iii) such Company benefits, if any, to which Executive may be entitled under any Executive benefit plans as of the date of Executive’s termination; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(b) In the event Executive’s employment is terminated by the Company for Cause, or Executive resigns without Good Reason, Executive shall be entitled to Accrued Obligations only, and all other obligations of the Company to Executive under this Agreement shall cease and Executive’s employment shall terminate immediately. Executive specifically understands she shall have no entitlement to any Stock Bonus, and any accrued but unpaid Stock Bonus shall be forfeited, and no further Stock Bonus shall accrue or be payable with respect to any future periods.

6.2 Termination by the Company without Cause, or by the Executive With Good Reason.

(a) Executive’s employment hereunder may be terminated by Executive for Good Reason (subject to Section 6.2(b)), or by the Company without Cause upon 30 days’ notice to Employee. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts, and subject to Executive’s compliance with Sections 7 through 10 of this Agreement and Executive’s execution and non-revocation of a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date and the expiration of any revocation period contained in such Release (such period, the “Release Execution Period”), Executive shall be entitled to receive the following:

(i) continued Base Salary for two weeks following the Termination Date (“Severance Pay”) payable in accordance with the Company’s normal payroll practices on the next payroll period following the Release Execution Period; and

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(ii) any accrued but unpaid Stock Bonus with respect to the Fiscal Year during which the Executive’s termination occurs, pro-rated through the Termination Date, which shall be paid on the date that the Stock Bonus would have typically been paid if paid pursuant to Section 4.2 and Exhibit C of this Agreement. No further Stock Bonus shall accrue or be payable with respect to any future periods.

(b) Notwithstanding the above, Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

6.3 Death or Disability.

(a) Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and the Company may terminate Executive’s employment on account of Executive’s Disability, as defined in Exhibit A.

(b) If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) any accrued but unpaid Stock Bonus with respect to the Fiscal Year during which the Executive’s death or Disability occurs, pro-rated through the Termination Date, which shall be paid on the date that the Stock Bonus would have typically been paid if paid pursuant to Section 4.2 and Exhibit C of this Agreement. No further Stock Bonus shall accrue or be payable with respect to any future periods.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s death or Disability shall be provided in a manner which is consistent with federal and state law.

6.4 Termination as a Result of Notice of Non-Renewal. If this Agreement is terminated by either the Company or Executive through Notice of Non-Renewal pursuant to Section 2.2, the Company will pay Executive the Accrued Amounts through the expiration of the Initial Term or Successive One-Year Term, as the case may be. Executive specifically understands she shall have no entitlement to any Stock Bonus or other benefits following termination under this Section 6.4.

6.5 Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Term (other than termination pursuant to Section 6.3(a) on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 13 of the Agreement. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) the applicable Termination Date.

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6.6 Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer, director, and/or Manager of the Company or any of its Affiliates.

6.7 Section 280G

(a) If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a Change in Control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Employee of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Employee if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payment’s net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 6.7 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.

(b) All calculations and determinations under this Section 6.7 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by this Section 6.7, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Employee shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 6.7. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

7. Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the CEO or other Managers, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary on the Termination Date.

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8. Security.

8.1 Security and Access. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company facilities, IT resources, and communication technologies (collectively, “Facilities”); (b) not to access or use any Facilities except as authorized by the Company; and (iii) not to access or use any Facilities in any manner after the termination of Executive’s employment by the Company, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities or other Company property or materials by others.

8.2 Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to the Company any and all Company property, including any vehicles, keys, key cards, access codes, passwords, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, equipment, manuals, reports, files, compilations, email messages, recordings, disks, thumb drives other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company (or any Affiliate thereof) and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its business associates or created by Executive in connection with Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

9. Indemnification.

9.1 In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its Affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any Affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, Executive, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement.

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10. Representations of Executive. Executive represents, warrants and covenants to the Company that:

10.1 Executive’s employment with the Company and the performance of Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound including, without limitation, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

10.2 Executive understands and acknowledges that nothing in this Agreement grants Executive any right to participate in the operation, management, or affairs of the Company including the right to vote on, consent to, receive notices of any member meetings, or otherwise participate in any decision of the members or Managers of the Company.

10.3 Executive declares that (i) she has read and understands all the terms of this Agreement; (ii) she has had ample opportunity to consult with independent counsel (including with respect to the income tax consequences of this Agreement and her receipt of any amounts hereunder) prior to the execution hereof and, by her execution and delivery of this Agreement, Executive shall be deemed to either have had such a review or to voluntarily waive such review; (iii) no promise, inducement, or agreement has been made to Executive by the Company except as expressly provided in this Agreement; and (iv) she enters into this Agreement fully, voluntarily, knowingly and without coercion.

10.4 Executive covenants that she is, and will remain in full compliance with, all applicable laws and regulations relating to the Company.

11. Section 409A.

11.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

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11.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

11.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following.

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

11.4 Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to Employee on or before December 31 of the calendar year immediately following the calendar year in which Employee remits the related taxes.

12. Governing Law; Forum Selection. This Agreement is to be construed and enforced according to the laws of the State of Florida, without reference to any conflict of law principles, to the extent that State law is applicable to construction of this Agreement. Subject to applicable laws, the Company and Executive agree that any dispute between them shall be heard and determined by a state court sitting in Manatee County, Florida, or by the United States District Court for the Middle District of Florida. The parties expressly submit to the jurisdiction of those courts, and their appellate courts, for adjudication of all such court litigation, and agree not to bring any such action or proceeding in any other court. Each Party waives any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this Section of the Agreement in those courts. Provided, however, that each Party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against another Party. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY COURT LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES FURTHER CERTIFIES THAT NO EXECUTIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

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13. Notice. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be given in person, by overnight courier, by mail (registered or certified mail, postage prepaid, return receipt requested) or sent by confirmed e-mail transmission to the respective party. Notices personally delivered, sent by overnight courier or sent by e-mail transmission shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be addressed to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13): (a) if to the Company, to its principal business address, and (b) if to Executive, to the address set forth in the Company’s records.

14. Entire Agreement. Unless specifically provided herein, this Agreement, including all Exhibits hereto, contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

15. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

16. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified and restricted or reformulated or as if such had not been originally incorporated herein, as the case may be.

17. Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if the Parties had all signed the same document. A facsimile, copy or electronic copy shall be deemed an original for all purposes.

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18. Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, division, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. In the event the Company assigns this Agreement as permitted by this Agreement and Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee.

19. Attorney’s Fees. In the event of litigation brought to enforce the terms and covenants in this Agreement, the prevailing Party shall have the right to recover all costs, expenses, and reasonable attorney’s fees incurred by the prevailing Party, including without limitation, those incurred through trial, appeal, or appearance in federal bankruptcy or reorganization proceedings, or in connection with enforcing or collecting upon any final judgment.

20. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have set their signatures on the date written below their signatures.

Kingfish Holding Corporation
Executive

By:	/s/ Lisa Matthews	By:	/s/ Ted Sparling
	Lisa Matthews	Name:	Ted Sparling
		Title:	Chief Executive Officer

Date:	7/21/2026	Date:	7/22/2026

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Exhibit A

Definitions

1.1 “Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with another Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such other Person, (iii) any officer, director or partner of such Person, and (iv) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

1.2 “Cause” means: (a) Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (b) Executive’s willful failure to comply with any valid and legal directive of the Chief Executive Officer (“CEO”); (c) Executive’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its Affiliates; (d) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company; (e) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (f) Executive’s violation of the Company’s written policies or codes of conduct including, without limitation, written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (g)Executive’s breach of any material obligation under this Agreement or any other written agreement between Executive and the Company; (h) Executive’s willful unauthorized disclosure of Confidential Information; (i) Executive’s abuse or dependence upon alcohol, narcotics, barbiturates, or other controlled substances; (j) Executive’s unlawful appropriation of a corporate opportunity; or (l) Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based and in reliance on authority given pursuant to a resolution duly adopted by the members of the Board or on the advice of counsel for the Company (in-house or outside legal counsel) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

1.3 “Change in Control” means any of the following transactions:

1.3.1 the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

1.3.2 a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction.

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1.3.3 the sale of all of the stock of the Company to an unrelated person, entity or group thereof acting in concert, or

1.3.4 any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

1.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

1.5 “Confidential Information” means information about the Company or its business, subsidiaries or Affiliates, and its existing and prospective clients and customers, suppliers, investors, Affiliates and other associated third parties, that is not generally known by the public or to Persons not employed or engaged by the Company or any of its subsidiaries or Affiliates and that was made known to or learned by Executive prior to or during the course of her employment by the Company or by any of its subsidiaries or Affiliates and that would not be known to the public but for the direct or indirect actions of, or disclosures by, Executive. For purposes of this Agreement, Confidential Information includes, but is not limited to, all information in spoken, printed, electronic or any other form or medium, relating directly or indirectly to products and services being provided or developed by the Company (or its Affiliates), processes, data, records, ideas, concepts, technical know-how, proprietary knowledge, trade secrets, operational methods, client and customer lists, vendor information, advertising and marketing strategies and information, product development techniques, plans, cost information, financial information, pricing information, and compilations of information and records and also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable Person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information also includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Notwithstanding the foregoing, “Confidential Information” shall not include information that (a) is generally known to the public at the time of disclosure or becomes generally known without any breach of this Agreement by Executive; (b) was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company; or (c) becomes available to Executive on a non-confidential basis from a third party, provided such third party is not known by Executive, after reasonably inquiry, to be bound by a confidentiality agreement with the Company or to otherwise be under an obligation to the Company not to disclose the Confidential Information.

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1.6 “Disability” means a condition that entitles Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

1.7 “Fiscal Year” means the Company’s fiscal year, which commences on October 1st and ends on September 30th (subject to change in the Company’s sole discretion).

1.8 “Good Reason” means the occurrence of any of the following, in each case during the Employment Term without Executive’s prior written consent: (a) a material reduction in Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated Executives in substantially the same proportions; (b) a relocation of Executive’s principal place of employment by more than sixty (60) miles; (c) a material breach by the Company of any material provision of this Agreement; (d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (e) a material, adverse change in Executive’s authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law).

1.9 “Managers” means the managers of the Company and any successors thereof.

1.10 “Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

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Exhibit B

Chief Operating Officer Job Description

•	Manage daily operations of the scrap yard, ensuring efficient workflow and productivity.
•	Lead, coach, and schedule yard staff (truck drivers, loaders, scale operators).
•	Oversee daily yard operations: receiving, sorting, processing, storage and shipping of scrap commodities.
•	Ensure accurate documentation: weight tickets, bills of lading, manifests, and daily reports;
•	Maintain regulatory compliance (Safety, environmental spill prevention, local permitting); enforce PPE and safety procedures. Including proper signage, hard hats, and safety apparel (if applicable).
•	Manage equipment uptime—coordinate preventative maintenance, repairs and vendor services.
•	Control inventory and commodity segregation (aluminum, copper, radiators, wire, iron, etc.).
•	Monitor operational KPIs (production, throughput, shrinkage, downtime) and report to senior management.
•	Resolve customer issues on-site and promote excellent customer service.
•	Enforce company policies, investigate incidents, and complete required documentation.
•	Manage hiring, onboarding, performance reviews and disciplinary actions.
•	Maintain yard security and loss-prevention practices.
•	Plan daily/weekly manpower needs based upon business demands and closely monitors overtime hours and dollars
•	Assigns tasks ensuring efficient allocation of labor maximizing productivity.
•	Promote and manage sales of both walk in customers and commercial accounts. This includes managing outside sales employee’s and or consultants.
•	Motivates trains and develops a productive cohesive team.
•	Maintains the upkeep and maintenance of capital investments (i.e. building property, equipment, etc.).
•	Maintains an organized and logical yard operation.
•	Manage and maintain relationships with the public with the ability to resolve any conflicts in a way that leads to positive resolutions.
•	Oversee vendors/consultants in charge of online presence and outreach. This includes Website warehousing and maintenance, as well as vendors/consultants in charge of social media.
•	Oversee vendor/consultant in charge of company operational software, and database storage, and any related IT.

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Exhibit C

Stock Bonus Incentive Compensation Requirements and Terms

Executive shall be awarded 2,000 shares of Company Stock as a signing bonus as of 7/15/2026.

Thereafter, Executive’s Stock Bonus eligibility shall be based on Executive delivering and meeting the following metrics, as evaluated at the end of each month: Executive shall be awarded an additional 1000 shares for each incremental increase of 500,000 pounds of processed and unprocessed scrap metal over and above a beginning base monthly minimum of 1 million pounds, with the base monthly minimum increasing by 500,000 once the initial and next targets are realized. By way of illustration, assuming the Company’s monthly total volume of processed and unprocessed scrap metal reaches 1,500,000 pounds, Executive will be eligible for an additional Stock Bonus of 1,000 shares, and then another 1,000 shares when she achieves 2,000,000 pounds in a month, and so forth.

Executive acknowledges that the payment of any Stock Bonus is subject to the performance of the Company and the results of its operations which may be affected by numerous factors including, without limitation, any one or more of the following events: (i) significant litigation or claim judgments or settlements; (ii) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (iii) acquisitions or divestitures; (iv) a change in the Company’s Fiscal Year; or (v) any other specific unusual or nonrecurring events or objectively determinable category thereof.

Executive further agrees and acknowledges that (i) the historical financial performance of the Company is not indicative of the Company’s future results; and (ii) there is no assurance and neither the Company nor any of its members, managers, officers, or other representatives guaranty that the Company will achieve any specific level of financial performance in any Fiscal Year or that a minimum Stock Bonus amount will be payable for any Fiscal Year (or portion thereof) during the term of the Agreement.

All decisions, determinations, calculations, and interpretations of the Company in respect of any Stock Bonus payable under this Agreement shall be conclusive, final, and binding on all parties, and shall be given the maximum deference permitted by law.

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